Exhibit 1.01 to Form SD

CONFLICT MINERALS REPORT

CISCO SYSTEMS, INC.

IN ACCORDANCE WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

Cisco Systems, Inc. (herein referred to as “Cisco,” the “Company,” “we,” “our” and “us”) is committed to sourcing components and materials from companies that share our values regarding human rights, ethics, and environmental responsibility. Our supply chain responsibility practices include the sourcing of minerals used in our products. As Cisco does not directly procure minerals from mines, or the smelters or refiners (“SORs”) that process them, we work to advance responsible mineral sourcing in the upstream supply chain through our policies and due diligence practices.

About this Report

This Conflict Minerals Report (“CMR”) has been prepared by Cisco. The information contained herein includes the activities of Cisco’s majority-owned subsidiaries and variable interest entities that are required to be consolidated for financial reporting purposes. It does not include the activities of variable interest entities that are not required to be consolidated for financial reporting purposes.

This CMR for the reporting period January 1 to December 31, 2019 is presented to comply with the final conflict minerals implementing rules (“Final CM Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by the SEC order issued on May 2, 2014. The Final CM Rules were adopted by the SEC to implement the reporting requirements mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Final CM Rules impose reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals (as defined below) that are necessary to the functionality or production of such products. “Conflict Minerals” are currently defined by the SEC as Cassiterite, Columbite-Tantalite (Coltan), Gold, Wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold (collectively or individually, as appropriate, “3TG”).

To comply with the Final CM Rules, we conducted due diligence on the source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups in any of these countries.

I. Overview

Company Overview

Cisco designs, manufactures, and sells Internet Protocol-based networking and other products related to the communications and information technology industry and provides services associated with these products and their use.

Products Overview

Cisco has product and service revenue in the following five categories: Infrastructure Platforms, Applications, Security, Other Products, and Services. The Infrastructure Platforms product category represents our core networking offerings of switching, routing, data center and wireless products. The 3TG present in Cisco’s supply chain is used primarily in the manufacture of these Infrastructure Platform products. The information set forth under the subheading “Products and Services” in “Item 1. Business” of our most recent annual report on Form 10-K, filed with the SEC on September 5, 2019 is incorporated herein by reference.

Supply Chain Overview

Cisco’s supply chain operations encompass the development, manufacture, distribution and take-back of our products. This includes sourcing, order management, manufacturing, delivery, and “reverse logistics” (which refers to logistics relating to the return, reuse and/or recycling of products).

We spend billions of dollars each year with a complex community of thousands of suppliers around the world. We have categorized our suppliers into three types: manufacturing partners, component suppliers, and logistics and service providers. Certain component suppliers, e.g. packaging suppliers, as well as logistics and service providers were excluded from the reasonable country of origin inquiry (“RCOI”) and due diligence measures discussed below because we have concluded that they do not provide Cisco with any products within the scope of the Final CM Rules.

Due to Cisco’s commitment to responsible sourcing, we commenced conflict minerals-related due diligence on a voluntary basis in 2012. As Cisco does not have a direct relationship with 3TG SORs, we collaborate with our suppliers and other companies within our sector to implement many of our Conflict Minerals compliance policies and processes.

Cisco requires “In-Scope Suppliers,” defined as suppliers within our product supply chain that could potentially be supplying products/components that contain 3TG, to provide information regarding the origin, source and chain of custody of the Conflict Minerals contained in our product components and materials. Cisco has relied upon such information in the preparation of this CMR.

Overview of Cisco’s Alignment with Existing Conflict Minerals Industry Initiatives

Cisco has been a member of the Responsible Business Alliance (“RBA”) since April 2008 and is a participant in the RBA’s Responsible Materials Initiative (“RMI,” member code CSCO). We support this multi-industry initiative that audits SORs’ sourcing activities and advances responsible sourcing practices. We have adopted the RMI’s standard industry tools and templates, including the Responsible Minerals Assurance Process (“RMAP”) and Conflict Minerals Reporting Template (“CMRT”). The RMAP is a standardized audit protocol for SORs that assesses management systems for responsible sourcing and also determines country of origin of the minerals processed. The CMRT is a data collection tool designed to enable our In-Scope Suppliers to investigate, determine and disclose the identity of the SORs that are in their supply chains. Additionally, Cisco participates in RMI subcommittees to support advancement in mineral due diligence activities and tools.

II. Design of Cisco’s Responsible Minerals Program

Summary of Cisco’s Responsible Minerals Program

Our Responsible Minerals Program works across our supply chain organization and is designed to advance ethical sourcing and risk mitigation in multiple ways:

•

Policy Management: Our Responsible Minerals Policy is designed to set clear expectations for our suppliers, and we have established a governance structure for internal management and evaluation of the due diligence process including situational decision making and escalation processes regarding supplier behavior.

•

Due Diligence Plan: Our due diligence activities include identifying and mitigating risk in 3TG sourcing to comply with applicable laws and regulations and to help us achieve our responsible sourcing goals.

•

Collaboration and Community: Cisco collaborates with industry peers in seeking to address systemic obstacles to greater transparency with respect to minerals-related sourcing activity. We also engage further upstream with manufacturing partners and suppliers, and we operate through the RMI to engage SORs and mining companies to strengthen our ability to source responsibly.

•

Advancing Mineral Supply Chain Transparency: Cisco is exploring new technologies for enabling data transfer from mines to the downstream supply chain, with the goal of increasing visibility and supporting ethical mineral sourcing.

•

Communicating Impact: Cisco reports on our policy, activities, and results in our annual SEC filing pertaining to Conflict Minerals, to which this CMR is an exhibit, and also in other forms of public reporting, such as our annual Corporate Social Responsibility (“CSR”) Report, to inform our stakeholders.

Cisco’s Responsible Minerals Program Design and Alignment to the OECD’s Five Steps

Cisco designed its due diligence with respect to the source and chain of custody of the 3TG contained in its products based on the five-step due diligence framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“CAHRAs”), including the supplements thereto.

1.	Establish Strong Company Management Systems

Responsible Minerals Policy: The Cisco Responsible Minerals Policy states our commitment to working with our suppliers to source minerals in alignment with our values concerning human rights, business ethics, labor, health and safety practices, and environmental responsibility. We support the responsible extraction of minerals from the Covered Countries and other CAHRAs, an approach designed to enable peaceful economic activity. The Cisco Responsible Minerals Policy can be found on our corporate website, www.cisco.com, by clicking on “About Us” at the bottom of the webpage, and then on the resulting webpage clicking on the “Supply Chain Sustainability” link under the “Doing Business with Cisco” header.

Internal Management Structure: Cisco maintains a governance structure for internal management and evaluation of the due diligence process relating to 3TG. Our internal Supply Chain Sustainability Team manages and implements our 3TG due diligence practices. The team notifies senior management in our supply chain organization of changes in supplier risk level and due diligence results by reporting to the Supply Chain Human Rights Governance Committee, which provides executive oversight of human rights risks and opportunities within our supply chain and oversees the integration of human rights policies and priorities into our business operations. The committee is comprised of our Senior Vice President of Supply Chain Operations and other executives representing our Global Manufacturing and Logistics, Global Supplier Management, Technology & Quality, and Supply Chain Transformation teams, as well as our Legal organization. Annually, our supply chain organization produces the Form SD that is filed with the SEC, and prior to being filed, the Form SD is reviewed and signed by Cisco’s senior-most executive associated with responsible minerals.

Mineral Supply Chain System of Controls: Cisco strives for transparency in our Conflict Mineral supply chain. We have implemented a system of controls that allows for the identification of upstream actors and the country of origin of minerals, using supplier surveys such as the RMI’s CMRT and data from the RMI’s RMAP. We collect, assess, and maintain, in a database, records of our due diligence efforts.

Supplier Engagement: To improve our suppliers’ due diligence capabilities, Cisco produced a 3TG Supplier Survey guide that provides additional background information about responsible sourcing issues and best practices for conducting due diligence. The Cisco Responsible Minerals Policy is incorporated by reference into our standard master purchasing agreements in supply chain procurement, and such master purchasing agreements also require suppliers to adhere to the RBA Code of Conduct, which in turn requires suppliers to adopt a responsible minerals policy. Cisco confirms that each supplier has adopted such a responsible minerals policy by reviewing the information provided by the supplier in the CMRT. Additionally, responsible mineral sourcing is one of the indicators reported and measured in Cisco’s Supplier Scorecard, which is reviewed regularly with suppliers and informs business decisions. Our aim in incorporating responsible mineral sourcing in the Supplier Scorecard is to drive accountability throughout the supplier relationship. Our suppliers receive points for returning complete and correct CMRTs and for meeting our responsible mineral sourcing requirements. If we find, in the course of conducting due diligence, that suppliers are not meeting Cisco’s expectations for responsible mineral sourcing, our practice is to direct them to develop and execute plans to improve performance.

Company Grievance Mechanism: Cisco has a company-level grievance mechanism to collect concerns, questions, or grievances from any interested party regarding violations of the Responsible Minerals Policy. The grievance-receiving mechanism is the Cisco EthicsLine, our online corporate responsibility tool found on our corporate website, www.cisco.com, by clicking on “About Us” at the bottom of our homepage, and then on the resulting webpage clicking on the “Report Unethical Behavior” link under the “Doing Business with Cisco” header.

2.	Identify and Assess Risk in the Supply Chain

In-Scope Supplier Identification: To determine how and where 3TG is used in our supply chain, we identify suppliers that have 3TG-qualifying components, which involves excluding suppliers utilizing component classes that do not contain metals, such as component classes containing only software, plastic materials or paper materials, and suppliers utilizing components that we otherwise have reason to believe do not contain 3TG. The remaining suppliers are categorized as “In-Scope Suppliers.” A survey of In-Scope Suppliers is then conducted using the CMRT, which provides a mechanism for these suppliers to provide details regarding the SORs from which their suppliers source 3TG.

In-Scope Supplier CMRT Data Collection: The responses from the CMRT are collected in a database that we maintain that allows us to track responses and perform due diligence on that data.

In-Scope Supplier CMRT Analysis and Research: Once we receive CMRT responses, we analyze and research them. In-Scope Suppliers that provided, in our judgment, inaccurate or incomplete information are contacted again in order to correct the information, obtain additional information, and/or seek clarification on whether specific SORs contributed to Cisco products.

In-Scope Supplier Tracking and Monitoring: We track and monitor the completion of CMRTs by In-Scope Suppliers using internal tools. We escalate missing CMRTs to our Global Supplier Management team in an effort to reach closure. Our policy is to conduct follow-up communications with In-Scope Suppliers whose CMRTs report SORs that are not RMAP “Conformant” (as defined hereinafter) or “Active” (as defined hereinafter), including conducting meetings with them to discuss progress toward removing Non-Conformant SORs from their supply chains.

In-Scope Supplier Smelter Analysis and RCOI Determination: Cisco uses country of origin data obtained during RMAP SOR audits to determine country of origin of 3TG in our supply chain. We compare the list of SORs reported by our In-Scope Suppliers against the RMI Smelter Reference List to determine which SORs are validated by the RMI to be actual SORs. We then compare that list of validated SORs against the RMI’s list of RMAP Conformant SORs. To complete a RCOI determination, Cisco compares the list of the RMAP Conformant SORs reported by our suppliers against the RMI’s Reasonable Country of Origin Information Data List, which provides data on the country of origin of minerals processed by RMAP Conformant SORs, to create a list of countries from which the 3TG sourced by the RMAP Conformant SORs in our supply chain may have originated. We have included this list in this CMR as Addendum B.

3.	Design and Implement a Strategy to Respond to Identified Risks

Report Findings to Senior Management: Cisco’s Supply Chain Human Rights Governance Committee is notified of identified risks in our supply chain following the completion of the CMRT data collection process. The committee reviews a summary of supplier responses, a detailed analysis of SORs reported in our supply chain including the RMAP-conformance status, and an overview of emerging issues. In addition, senior management receives ongoing updates of due diligence activities in regular supplier business review meetings or as incidents and allegations arise.

Create and Implement a Risk Management Plan: Cisco maintains a risk management plan and metrics for mitigation efforts. We track the number of Conformant, Active, and Non-Conformant SORs as reported to us in our CMRT supplier surveys. Based on that data, we determine risk mitigation procedures including working with suppliers on a strategy to remove Non-Conformant SORs from the supply chain. Based on those actions, suppliers may submit a revised CMRT. In the event that a supplier does not make efforts to comply with our Responsible Minerals Policy, the situation may be escalated to our Global Supplier Management organization for a determination as to whether to remove such supplier from our supply chain.

SOR RMAP Conformant status may change, even during the same year in which the CMRT reporting step has been completed. We therefore monitor the RMAP participation status of SORs in our supply chain throughout the year via engagement with and updates from the RMI. We also monitor our suppliers’ adherence to Cisco’s Supplier Code of Conduct and Responsible Minerals Policy throughout the year, and we strive to hold them accountable through our Supplier Scorecard and other internal business processes.

4.	Support the Process for Independent Third-Party Audits of SORs

Cisco strongly supports independent, third-party audits at identified points in the supply chain, primarily through our membership and participation in the RMI and also by supporting other tools for advancing due diligence practices.

5.	Report on Supply Chain Due Diligence

Cisco publicly reports on our supply chain due diligence policies and practices in our annual CSR Report. We also publish, on our website, our annual SEC filing pertaining to Conflict Minerals, to which this CMR is an exhibit, and the CMR contains a list of SORs identified in our supply chain that are Conformant or Active. These documents can be found on our corporate website, www.cisco.com, by clicking “About Us” at the bottom of the webpage, and then on the resulting webpage clicking on the “Supply Chain Sustainability” link under the “Doing Business with Cisco” header.

III. Cisco’s 2019 RCOI and Due Diligence Measures and Results

Below are the actions performed for this reporting period in order to conduct the RCOI and exercise due diligence on the source and chain of custody of the necessary 3TG contained within our products that may or may not have originated from the Covered Countries and may or may not have come from recycled or scrap smelters or refiners.

In-Scope Supplier Survey Responses

During the reporting year, Cisco surveyed its In-Scope Suppliers using the CMRTs. In total we surveyed 334 In-Scope Suppliers, of which 97% returned CMRTs to Cisco. These CMRTs were analyzed as part of our In-Scope Supplier SOR analysis. The 334 In-Scope Supplier number represents a reduction of 38 suppliers compared to the number surveyed during 2018. This reduction was driven by supplier merger and acquisition activities and by removing In-Scope Suppliers who had reported the prior year that they do not provide 3TG.

Smelter and Refiner RCOI and Due Diligence Results

The results of Cisco’s due diligence on the source and chain of custody of Cisco’s necessary 3TG are the product of an iterative and escalating data collection and dialogue process with our In-Scope Suppliers, as described in the immediately foregoing section.

RCOI Results

As described above, Cisco compared the list of SORs reported by In-Scope Suppliers first against the RMI Smelter Reference List, then against the RMI’s list of RMAP Conformant SORs, and finally against the RMI’s RCOI Information Data List dated March 27, 2020 to create the list of countries set forth in Addendum B.

Due Diligence Results

Cisco’s In-Scope Suppliers identified 296 unique SORs, down from 315 unique SORs in the previous reporting year. Of such 296 unique SORs, 234 are conformant with the RMAP’s assessment protocols (collectively, “Conformant” smelters and refiners), and four are “Active” according to the RMI, meaning that they are engaged in the RMAP, but a conformance determination has not yet been made (collectively, “Active” smelters and refiners). Table 1 below presents, by Conflict Mineral, the total number of unique SORs identified and the percentage that are either Conformant or Active. See Addendum A for a list of all identified SORs. The number of SORs in the Cisco supply chain for the 2019 reporting year that are either Conformant or Active has decreased by 19 from the previous reporting year: 238 SORs for the 2019 reporting year versus 257 SORs for the 2018 reporting year.

Table 1 – Conformant or Active Smelters and Refiners, by Conflict Mineral.

(as reported to Cisco by In-Scope Suppliers)

	Total Smelters and Refiners, by Conflict Mineral	Number Conformant or Active	Current Percentage Conformant or Active	Previous Percentage Conformant or Active
	(2019)*	(2019)	(2019)	(2018)	(2017)	(2016)
Gold	154	108	70%	69%	73%	75%
Tantalum	38	38	100%	100%	98%	100%
Tin	56	47	84%	90%	91%	91%
Tungsten	47	45	96%	95%	93%	91%

*	Includes smelters and refiners that are potential sources of 3TG

Based on information provided by Cisco In-Scope Suppliers on the CMRT and the RMI’s March 27, 2020 RCOI data, the countries from which the 3TG sourced by the RMAP Conformant SORs in our supply chain may have originated are listed in Addendum B.

Follow Up Risk Mitigation Activities

As part of our risk management plan, Cisco monitors its supply chain for SORs that Cisco has deemed “high-risk” because (i) such SORs have not participated in a third-party audit program and (ii) certain red flags identified by the OECD Due Diligence Guidance are present. Cisco’s policy is to require its suppliers to remove these high-risk SORs from their supply chains. In 2019, by reviewing information gathered from the RMI and independent research, Cisco determined that six SORs in the supply chains of our suppliers were designated high-risk.

For suppliers that reported high-risk SORs, we requested additional information about which of their suppliers (sub-tier suppliers to Cisco) reported these SORs and whether those sub-tier suppliers provided material for components sold to Cisco. Each supplier was required to submit a plan and timeline for removing these SORs from their supply chain. Suppliers that did not immediately comply were escalated through Cisco’s supply chain management organization for senior executive review and action, which may include removal of these suppliers from our supply chain.

Out of the 15 Cisco suppliers that initially reported the five high-risk SORs in 2019 and in previous years, 11 have successfully removed the high-risk SORs from our supply chain, and three others have submitted plans for removal that are in still in process as of April 30, 2020. The remaining supplier has not yet submitted such a plan, and this supplier has been escalated to Cisco supply chain senior management for further review and disposition. Because these suppliers may have provided SOR information regarding their entire upstream supply chain, rather than only the SOR facilities that contributed 3TG used in Cisco products, these high-risk SORs may not in fact be in Cisco’s supply chain. However, we are committed to following through and escalating until the identified high-risk SORs are no longer reported in our supply chain. Additionally, Cisco is engaged with the RMI Smelter Engagement Team to address issues relating to high-risk SORs, and we continue to engage our suppliers as we work to eliminate Non-Conformant SORs from our supply chain.

IV. Due Diligence Improvement Efforts

We intend to take the following steps to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products could benefit armed groups in the Covered Countries:

Policy Management:

Cisco reviews its Responsible Minerals Policy annually, and an update to the policy was published in May 2020 to further align the Responsible Minerals Policy with the OECD Due Diligence Guidance and Cisco human rights commitments. In 2019, we took the initial steps to expand our responsible mineral due diligence to include cobalt and plan to continue to expand those activities in 2020.

Due Diligence Plan:

We plan to continue to enhance In-Scope Supplier communication and engagement to improve In-Scope Supplier data accuracy and completeness, and we intend to continue to exert influence throughout our supply chain through the use of supplier scorecards and review processes. Our goal is for suppliers to assure that they source 3TG from SORs that are conformant with the assessment protocols of the RMAP, including those that source responsibly from the Covered Countries and other CAHRAs.

Throughout the year, when incidents or allegations of human rights or other violations are reported about SORs in our supply chain, we engage with other supply chain actors including our suppliers, the relevant SORs, and industry groups. By requesting information on the allegation and the steps being taken to investigate and address such allegation, we continue to drive transparency and accountability through our supply chain.

In 2019, Cisco contributed financially to the RMI’s Upstream Due Diligence Smelter Fund. RMI has expanded its RMAP audit practice to extend beyond the Covered Countries to include due diligence on all CAHRAs. The fund will support SORs that are making the due diligence transition in locations where there is not currently an existing upstream due diligence mechanism. Our intention with our contribution is to maintain the high level of SOR participation in the RMAP; to support the application of RMAP assessment protocols beyond the Covered Countries and into other high- risk areas toward the goal of producing a more holistic due diligence program; and to offset the due diligence cost of sourcing responsibly from CAHRAs in order to support peaceful economic activity in those regions. Cisco plans to continue to support the fund in 2020.

In 2019, Cisco prepared a procedure for identifying likely CAHRAs based on guidance from the OECD and the United Nations. This procedure is helpful in determining when additional due diligence regarding supplier compliance with our Responsible Minerals Policy is warranted. We intend to implement this procedure in 2020 and to make associated disclosures in other sustainability reports. We plan to conduct an annual review of this procedure to ensure alignment with guidance published by government bodies and policymakers.

Collaboration and Community:

In 2019, Cisco continued collaborating with peer companies and other stakeholders through participation in the RMI. We were involved in the RMI Smelter Engagement Team, which works to increase participation in the RMAP process; the RMI Mining Engagement Team, which seeks to identify ways to share data from upstream mining companies with downstream manufacturers; and the RMI Blockchain Workgroup, which is focused on setting standards for new data sharing technologies. We anticipate deepening our involvement in these groups and engaging on other issues relevant to our minerals sourcing strategy.

In October 2019, Cisco applied to become a member of the European Partnership for Responsible Minerals, a multi-stakeholder partnership designed to increase the number of mines that adopt responsible mining practices in CAHRAs. Cisco was formally accepted in March 2020. We look forward to participating in this community and working to advance its in-region projects.

Advancing Mineral Supply Chain Transparency:

Building upon previous work to explore the development of additional traceability technologies that build upon current industry standards and increase downstream company reporting accuracy, Cisco continued to participate in a multi-industry collaboration exploring the use of blockchain technology for traceability applications in 2019. We are currently engaged in a pilot program at a large-scale mine site in Peru, and this pilot program is expected to yield insights regarding the ways in which the sourcing information obtained by means of the application of blockchain technology can be used by downstream companies to enhance sourcing due diligence and by mining communities to drive economic growth

Communicating Impact:

We will disclose our responsible mineral sourcing activities in this CMR and also in our Fiscal Year 2020 Corporate Social Responsibility Report, which we plan to issue later in the current calendar year.

V. Conclusion

Cisco continues to work towards achieving a responsible 3TG supply chain for our products. Given that we have received insufficient information with respect to certain smelters and refiners that may have processed the 3TG in our products, we are unable to conclude whether our products are conflict-free, and for this reason, pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, an independent private sector audit of the report presented herein has not been conducted.

FORWARD-LOOKING STATEMENTS

Statements relating to due diligence process improvement made in this CMR, as well as certain other statements made in this CMR, are forward-looking in nature and are based on Cisco’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors (such as whether industry organizations and initiatives such as the RBA and RMI remain effective as a source of external support to us in the Conflict Minerals compliance process and whether the results of our efforts to improve the due diligence process, to enhance industry collaboration regarding the same, to investigate possible investment in new supply chain compliance technologies and to expand upon our supply chain-related human rights initiatives will be effective) that may be outside of Cisco’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Cisco’s) are not incorporated by reference in, or considered to be a part of, this CMR unless expressly incorporated by reference herein.

Addendum A: List of Smelters and Refiners

The following list contains the SORs that may have been used to process 3TG used in Cisco products based on information provided by Cisco In-Scope Suppliers on the CMRT. Suppliers may have provided SOR information regarding their entire upstream supply chain, rather than SOR information relating only to SOR facilities that contributed 3TG used in Cisco products. Cisco does not have direct relationships with these SORs or their suppliers. We continue to work with our suppliers to improve due diligence efforts and remove SORs that violate our Responsible Minerals Policy or that otherwise meet certain criteria relating to sourcing risk. This list is accurate as of April 1, 2020.

Metal	Smelter Name	Country

Gold	L’Orfebre S.A.	ANDORRA

Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA

Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA

Gold	Tony Goetz NV	BELGIUM

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM

Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL

Gold	Marsam Metals	BRAZIL

Gold	Umicore Brasil Ltda.	BRAZIL

Gold	Asahi Refining Canada Ltd.	CANADA

Gold	CCR Refinery—Glencore Canada Corporation	CANADA

Gold	Royal Canadian Mint	CANADA

Gold	Planta Recuperadora de Metales SpA	CHILE

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA

Gold	Guangdong Jinding Gold Limited	CHINA

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA

Gold	Heraeus Metals Hong Kong Ltd.	CHINA

Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA

Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA

Gold	Jiangxi Copper Co., Ltd.	CHINA

Gold	Lingbao Gold Co., Ltd.	CHINA

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA

Gold	Metalor Technologies (Suzhou) Ltd.	CHINA

Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA

Gold	Refinery of Seemine Gold Co., Ltd.	CHINA

Gold	Shandong Humon Smelting Co., Ltd.	CHINA

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA

Gold	Yunnan Copper Industry Co., Ltd.	CHINA

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Gold	SAFINA A.S.	CZECHIA

Gold	SAAMP	FRANCE

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY

Gold	Aurubis AG	GERMANY

Gold	C. Hafner GmbH + Co. KG	GERMANY

Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY

Gold	DODUCO Contacts and Refining GmbH	GERMANY

Gold	Heimerle + Meule GmbH	GERMANY

Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY

Gold	SAXONIA Edelmetalle GmbH	GERMANY

Gold	WIELAND Edelmetalle GmbH	GERMANY

Gold	Bangalore Refinery	INDIA

Gold	CGR Metalloys Pvt Ltd.	INDIA

Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA

Gold	MMTC-PAMP India Pvt., Ltd.	INDIA

Gold	Sai Refinery	INDIA

Gold	Sovereign Metals	INDIA

Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA

Gold	8853 S.p.A.	ITALY

Gold	Chimet S.p.A.	ITALY

Gold	Italpreziosi	ITALY

Gold	Safimet S.p.A	ITALY

Gold	T.C.A S.p.A	ITALY

Gold	Aida Chemical Industries Co., Ltd.	JAPAN

Gold	Asahi Pretec Corp.	JAPAN

Gold	Asaka Riken Co., Ltd.	JAPAN

Gold	Chugai Mining	JAPAN

Gold	Dowa	JAPAN

Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN

Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN

Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN

Gold	Japan Mint	JAPAN

Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN

Gold	Kojima Chemicals Co., Ltd.	JAPAN

Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Mitsubishi Materials Corporation	JAPAN

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Gold	Nihon Material Co., Ltd.	JAPAN

Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN

Gold	Tokuriki Honten Co., Ltd.	JAPAN

Gold	Yamakin Co., Ltd.	JAPAN

Gold	Yokohama Metal Co., Ltd.	JAPAN

Gold	Kazakhmys Smelting LLC	KAZAKHSTAN

Gold	Kazzinc	KAZAKHSTAN

Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN

Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF

Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF

Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF

Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF

Gold	LT Metal Ltd.	KOREA, REPUBLIC OF

Gold	NH Recytech Company	KOREA, REPUBLIC OF

Gold	Samduck Precious Metals	KOREA, REPUBLIC OF

Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF

Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF

Gold	Torecom	KOREA, REPUBLIC OF

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN

Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA

Gold	Modeltech Sdn Bhd	MALAYSIA

Gold	Caridad	MEXICO

Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO

Gold	REMONDIS PMR B.V.	NETHERLANDS

Gold	Morris and Watson	NEW ZEALAND

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES

Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION

Gold	JSC Uralelectromed	RUSSIAN FEDERATION

Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION

Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION

Gold	L’azurde Company For Jewelry	SAUDI ARABIA

Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE

Gold	AU Traders and Refiners	SOUTH AFRICA

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA

Gold	SEMPSA Joyeria Plateria S.A.	SPAIN

Gold	Sudan Gold Refinery	SUDAN

Gold	Boliden AB	SWEDEN

Gold	Argor-Heraeus S.A.	SWITZERLAND

Gold	Cendres + Metaux S.A.	SWITZERLAND

Gold	Metalor Technologies S.A.	SWITZERLAND

Gold	PAMP S.A.	SWITZERLAND

Gold	PX Precinox S.A.	SWITZERLAND

Gold	Valcambi S.A.	SWITZERLAND

Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA

Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA

Gold	Umicore Precious Metals Thailand	THAILAND

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY

Gold	Istanbul Gold Refinery	TURKEY

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY

Gold	African Gold Refinery	UGANDA

Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES

Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES

Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES

Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES

Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES

Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA

Gold	Advanced Chemical Company	UNITED STATES OF AMERICA

Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA

Gold	Geib Refining Corporation	UNITED STATES OF AMERICA

Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA

Gold	Materion	UNITED STATES OF AMERICA

Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA

Gold	Pease & Curren	UNITED STATES OF AMERICA

Gold	QG Refining, LLC	UNITED STATES OF AMERICA

Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA

Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN

Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE

Tantalum	LSM Brasil S.A.	BRAZIL

Tantalum	Mineracao Taboca S.A.	BRAZIL

Tantalum	Resind Industria e Comercio Ltda.	BRAZIL

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA

Tantalum	F&X Electro-Materials Ltd.	CHINA

Tantalum	FIR Metals & Resource Ltd.	CHINA

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Jiangxi Tuohong New Raw Material	CHINA

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	NPM Silmet AS	ESTONIA

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY

Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY

Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA

Tantalum	Asaka Riken Co., Ltd.	JAPAN

Tantalum	Global Advanced Metals Aizu	JAPAN

Tantalum	H.C. Starck Ltd.	JAPAN

Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Tantalum	Taki Chemical Co., Ltd.	JAPAN

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN

Tantalum	PRG Dooel	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF

Tantalum	KEMET Blue Metals	MEXICO

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION

Tantalum	H.C. Starck Co., Ltd.	THAILAND

Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA

Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA

Tantalum	Exotech Inc.	UNITED STATES OF AMERICA

Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA

Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA

Tantalum	QuantumClean	UNITED STATES OF AMERICA

Tantalum	Telex Metals	UNITED STATES OF AMERICA

Tin	Metallo Belgium N.V.	BELGIUM

Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Estanho de Rondonia S.A.	BRAZIL

Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL

Tin	Melt Metais e Ligas S.A.	BRAZIL

Tin	Mineracao Taboca S.A.	BRAZIL

Tin	Resind Industria e Comercio Ltda.	BRAZIL

Tin	Soft Metais Ltda.	BRAZIL

Tin	Super Ligas	BRAZIL

Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA

Tin	China Tin Group Co., Ltd.	CHINA

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA

Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA

Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA

Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA

Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA

Tin	Jiangxi New Nanshan Technology Ltd.	CHINA

Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Tin	Yunnan Tin Company Limited	CHINA

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA

Tin	Precious Minerals and Smelting Limited	INDIA

Tin	PT Artha Cipta Langgeng	INDONESIA

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA

Tin	PT Menara Cipta Mulia	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA

Tin	PT Timah Tbk Kundur	INDONESIA

Tin	PT Timah Tbk Mentok	INDONESIA

Tin	Dowa	JAPAN

Tin	Mitsubishi Materials Corporation	JAPAN

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA

Tin	Modeltech Sdn Bhd	MALAYSIA

Tin	Pongpipat Company Limited	MYANMAR

Tin	Minsur	PERU

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES

Tin	Fenix Metals	POLAND

Tin	Metallo Spain S.L.U.	SPAIN

Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND

Tin	Thaisarco	THAILAND

Tin	Alpha	UNITED STATES OF AMERICA

Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA

Tin	Tin Technology & Refining	UNITED STATES OF AMERICA

Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	VIET NAM

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM

Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM

Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA

Tungsten	ACL Metais Eireli	BRAZIL

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA

Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA

Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA

Tungsten	Jiangxi Xianglu Tungsten Co., Ltd.	CHINA

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA

Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY

Tungsten	H.C. Starck Tungsten GmbH	GERMANY

Tungsten	A.L.M.T. Corp.	JAPAN

Tungsten	Japan New Metals Co., Ltd.	JAPAN

Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF

Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF

Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION

Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION

Tungsten	Moliren Ltd.	RUSSIAN FEDERATION

Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION

Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA

Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA

Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA

Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA

Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM

Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM

Addendum B:

List of Countries of Origin of Conflict Minerals

Based on information provided by Cisco In-Scope Suppliers on the CMRT and the RMI’s March 27, 2020 RCOI data, the countries from which the 3TG sourced by the RMAP Conformant SORs in our supply chain may have originated are listed below.

Country	Metal

Argentina	Gold

Australia	Tantalum, Tin, Tungsten

Austria	Tantalum, Tungsten

Benin	Gold

Bolivia (Plurinational State of)	Gold, Tantalum, Tin

Brazil	Gold, Tantalum, Tin, Tungsten

Burundi	Tantalum, Tin, Tungsten

Canada	Gold

Chile	Gold

China	Tantalum, Tin, Tungsten

Colombia	Gold, Tantalum, Tin, Tungsten

Congo, Democratic Republic of	Tantalum, Tin, Tungsten

Ecuador	Gold

Eritrea	Gold

Ethiopia	Tantalum

France	Tantalum

Germany	Tantalum

Ghana	Gold

Guinea	Gold, Tantalum, Tin, Tungsten

Guyana	Gold

India	Tantalum

Indonesia	Tin, Tungsten

Japan	Gold

Laos	Tin, Tungsten

Madagascar	Tantalum

Malaysia	Tantalum, Tin, Tungsten

Mali	Gold

Mauritania	Gold

Mexico	Gold

Mongolia	Tin, Tungsten

Mozambique	Tantalum

Myanmar	Tin, Tungsten

Namibia	Tantalum

Nicaragua	Gold

Niger	Gold

Nigeria	Tantalum, Tin, Tungsten

Peru	Gold, Tin, Tungsten

Portugal	Tin, Tungsten

Russian Federation	Gold, Tantalum, Tin, Tungsten

Rwanda	Gold, Tantalum, Tin, Tungsten

Sierra Leone	Tantalum

Somaliland	Tantalum

South Africa	Gold

Spain	Tantalum, Tungsten

Swaziland	Gold

Taiwan	Tin, Tungsten

Tanzania	Gold

Thailand	Tantalum, Tin, Tungsten

Togo	Gold

Uganda	Gold, Tin, Tungsten

United Kingdom of Great Britain and Northern Ireland	Tin, Tungsten

United States of America	Gold, Tungsten

Uzbekistan	Tungsten

Venezuela	Tin

Vietnam	Tin, Tungsten

Zimbabwe	Tantalum